Exhibit 10.1

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Directors’ Share Awards Guidelines

1.             Purpose

Pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”),  the Board of Directors has approved and adopted these Directors’ Share Awards Guidelines (the “Guidelines”) for the purpose of implementing the terms and provisions of the directors’ compensation program currently approved by the Board.  These Guidelines are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof.

2.             Stock Awards

•                  For each Plan Year, each Director who is not an employee of the Company or any related or subsidiary company on the first day of that Plan Year (an “Eligible Director”) shall be granted a “Retainer Award” for the year, which shall be in the form of shares of Stock having a Fair Market Value of $30,000, or such amount as may otherwise be established from time to time by the Board of Directors based on the recommendation of the Compensation Committee.  Except as otherwise provided in the following paragraph, the Retainer Award for any Plan Year shall be made as of the first business day of that Plan Year (the “Award Date” for that Retainer Award), and the Fair Market Value of the Stock so awarded shall be determined as of that date.

•                  If a Director becomes eligible for an award under these Guidelines during a Plan Year, on a date other than the first day of the Plan Year, he or she shall be granted a Retainer Award for the year, which shall be in the form of shares of Stock having a Fair Market Value equal to $30,000, subject to a pro-rata reduction to reflect the portion of the Plan Year prior to the date on which he or she becomes an Eligible Director.  A Director’s Retainer Award under this paragraph shall be made on the first business day on which he or she is an Eligible Director (the “Award Date” for that Retainer Award), and the Fair Market Value of the Stock so awarded shall be determined as of that date. If the Retainer Award that would otherwise be made to a Participant as of any Award Date is not a whole number, then the number of shares otherwise awardable shall be increased to the next highest whole number.

3.             Definitions

Unless otherwise provided herein, capitalized terms used in these Guidelines will have the meaning given such terms in the Plan.  If there is any conflict between these Guidelines and the Plan, the terms and provisions of the Plan shall control.  In addition, for purposes of these Guidelines, the term “Plan Year” shall mean the period (i) beginning on the date on which members of the Board begin their yearly term as Board members following the election of Directors at the Company’s annual shareholders’ meeting and (ii) ending on the day immediately prior to the one year anniversary of the date of such grant.  The initial Plan Year under these Guidelines shall begin with the Company’s annual shareholders’ meeting held in January 2007.